Exhibit 99.1

For Information

Mark A. Hellerstein

Robert T. Hanley

303-861-8140

ST. MARY BOARD DECLARES SEMI-ANNUAL CASH DIVIDEND

DENVER – April 21, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per share of common stock. The dividend will be paid May 15, 2006, to stockholders of record as of the close of business May 5, 2006. St. Mary currently has approximately 57.1 million shares of common stock outstanding.

St. Mary has paid cash dividends to stockholders every year since 1940. Company management currently plans to continue making semi-annual dividend payments at the rate of $0.05 per share for the foreseeable future, subject to future earnings, capital requirements, financial condition, credit facility covenants and other factors.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including plans for future periods. The words “will” and “plans” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR 06-06

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